Exhibit 10.17

July 6, 2013

Brian J. G. Pereira, MD

Re:	Employment Offer Letter

Dear Brian:

On behalf of Visterra, Inc. (the “Company” or “Visterra”), I am pleased to set forth in this letter the terms and conditions of your employment with the Company, (the “Employment Offer Letter”).

1. Position. You will be the President and Chief Executive Officer (“CEO”) of the Company, reporting to the Company’s board of directors (“Board”). You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and to abide by all Company policies and procedures, as in effect from time to time. You will be expected to perform the duties of your position and such other duties as reasonably may be assigned to you from time to time by the Board. The Board will review your performance on an annual basis. You will serve as a director on the Board for so long as you serve as the CEO or until your earlier death, resignation or removal.

2. Starting Date/Nature of Relationship.

(a) Your employment with the Company will begin on July 15, 2013 (the “Start Date”).

(b) No provision of this letter shall be construed to create a promise of employment for any specific period of time. Your employment with the Company is at-will employment, which may be terminated by you or the Company at any time for any reason.

3. Compensation and Benefits.

(a) The Company will pay you a base salary at the rate of $500,000 per year, payable in accordance with the regular payroll practices of the Company, less any legally required deductions for federal and state income and employment taxes, or other deductions which are required or that you authorize.

(b) In addition to your annual base salary, you will be eligible to receive an annual cash bonus. The target amount of this bonus will be $500,000 per year, which can be increased by the board, in its sole discretion. The actual amount will be determined by the Board, in its sole discretion, based on the Company’s performance and your performance; the actual amount may be more or less than the target amount. The Board will take into account the following in determining the amount of your bonus: (a) one-third of the bonus amount will be based upon the achievement of corporate goals established by the Board in consultation with you; and (b) two-thirds of the bonus amount will be based upon the closing of corporate or other non-dilutive transactions (excluding the application “Development of the Broad Spectrum Influenza Therapeutic, VIS410, a Monoclonal Antibody”, dated October 2012, currently being reviewed by the NIAID and at the discretion of the Board, the Serum Institute deal) bringing to Visterra $10 million or more in funding (such funding (i) to be received by the Company over a specified period of time, and (ii) shall not include equity investments and contingent payments such as milestones and royalties); such trigger for this two-thirds of the bonus can be reasonably modified from time to time by the board, in its sole discretion, in a way that is appropriate to the evolution of the Company. The annual cash bonus will be determined and paid within 45 days after the end of each calendar year and will be conditional upon your continuing to be an employee of the Company on the date of payment. Any bonus will be subject to any legally required deductions for federal and state income and employment taxes.

(c) Following the Start Date, subject to approval of the Board, the Company will grant you a stock option to purchase 4,100,000 shares (the “Base Shares”) of the Company’s common stock, $0.0001 par value per Share (“Common Stock”), at a price equal to the fair market value of the Common Stock on the date of grant, which price is expected to be $0.23 per share (the “Base Option Grant”). The purchase and sale of the Shares shall be made pursuant to the Company’s 2008 Stock Incentive Plan and shall be governed by a Stock Option Agreement, which shall contain, among other things, vesting requirements such that: 25% of the Shares shall vest and become exercisable on the first anniversary of the Start Date; and the remaining 75% shall vest and become exercisable quarterly over the subsequent three year period.

(d) In addition to the Base Option Grant, subject to approval by the Board, you will receive the following incentive grants (the “Additional Option Grants”) at an option exercise price equal to the fair market value of the Common Stock on the date of grant, which price is expected to be $0.23 per share, vesting as follows:

(i) 612,500 shares of Common Stock vesting upon a Qualifying Liquidity Event at a price greater than $5.00 per share of Common Stock;

(ii) 645,000 shares of Common Stock vesting upon a Qualifying Liquidity Event at a price greater than $10.00 per share of Common Stock; and

(iii) 665,000 Shares of Common Stock vesting upon a Qualifying Liquidity Event at a price greater than $15.00 per share of Common Stock.

A “Qualifying Liquidity Event” means (a) a Change of Control (as defined below) within three and one half years from the Start Date, in which shareholders of Visterra actually receive the amounts per share specified above (with Preferred Stock treated on an as-converted basis), provided that, in the event of a Change of Control in which the Additional Option Grants do not fully vest and some or all of the per share consideration can be received in contingent payments, the Additional Option Grants shall, upon the closing of such a transaction, become the right to receive (in addition to any consideration payable to you in respect of the options that vest upon the closing of the Qualifying Liquidity Event), on the date any contingent payment is made to the former shareholders of Visterra, a payment equal to (i) the product of (A) the total payments per share actually received (whether at closing or in contingent payments) by the former holders of Visterra Common Stock (with Preferred Stock treated on an as-converted basis) multiplied by (B) the number of additional shares that would have vested pursuant to the schedule above as a result of all contingent payments actually received, less the sum of (A) the exercise price and (B) any previous payments made to you in respect of contingent payments, or (b) an initial public offering of the Company’s Common Stock at the amounts per share specified above (as measured as of the closing price or the first day after the earlier of the exercise of the overallotment options, full or the expiration of the overallotment exercise period). All per share amounts shall be adjusted for stock splits, stock dividends, revenue stock splits and similar recapitalization events. For purposes of determining whether any of the Additional Option Grants are vested, only contingent payments actually received by the former shareholders of Visterra within two years following the Change of Control shall be considered in such calculation.

It is contemplated that more than one of the incentives could be earned if the amount per share solicits more than one threshold. For example, if the amount per share of Common Stock realized in a Qualifying Liquidity Event is greater than the amount set forth in subsection (iii), all of the incentive granted in subsections (i), (ii) and (iii) shall be vested and exercisable.

(e) The Base Option Grant and Additional Option Grants will be treated as “Incentive Stock Options” to the extent permissible under the Internal Revenue Codes of 1986, as amended (the “Code”) and shall otherwise be treated as non-statutory stock options. You will be responsible for payment of all taxes (and related withholding obligations) that you incur as a result of exercise of the option or receipt of contingent consideration.

(f) In the event that your employment were to be terminated by the Company without “Cause” or you resign your employment for “Good Reason” (as both terms are defined in this section below), you will receive a severance benefit of twelve months of base salary continuation which amount will be paid in accordance with the Company’s regular payroll practices beginning on the Payment Commencement Date (defined below). In addition, in the event of a Change of Control (as defined below), 50% of your remaining unvested Base Shares shall automatically become vested. In the event of a Double Trigger Termination (as defined in this section below), (i) you will receive a severance benefit of twenty-four months base salary continuation plus your target bonus for each year, which amount will be paid in a lump sum within 45 days following the Double Trigger Termination, and (ii) your remaining unvested Shares will automatically become vested as of the date of your termination. The Company’s severance and vesting-acceleration obligations will be conditioned upon your execution and delivery to the Company of a reasonable release of claims within 60 days following the date of termination, which provides for a release of any and all claims that you have or might have against the Company. The severance payments shall be paid or commence on the first payroll period following the date the waiver and release becomes effective (the

“Payment Commencement Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the Payment Commencement Date shall be no earlier than January 1 of such subsequent calendar year. For purposes of this Section 3(e), the term “Company” shall include the entity that survives the Change of Control. The severance benefits payment hereunder shall be subject to the terms and conditions set forth in Exhibit A.

“Cause” for termination shall mean: (i) commission of, or indictment or conviction for, any felony or any crime involving moral turpitude; (ii) participation in any fraud against the Company; (iii) your substantial failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities to the Company or any of its affiliates; (iv) other conduct by you that is or could reasonably anticipated to be harmful to the business, interests or reputation of the Company or any of its affiliates; or (v) your breach of any material provision of any agreement between you and the Company including this agreement and the Ancillary Agreements (as defined in Section 5).

“Good Reason” shall mean any termination of your employment by you immediately following any of the following: (i) a change in your principal work location despite your stated disagreement with such a change, to a location more than 60 miles from the Company’s current location in Cambridge, Massachusetts (travel for Company business shall not be deemed a change in principal work location); (ii) a reduction by the Company of your base salary; or (iii) a Reduction in Duties (as defined in this section below).

“Change of Control” means the closing of (i) a sale of all or substantially all of the assets of the Company, or (ii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party acquires more than fifty percent (50%) of the equity voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of transactions, and the shareholders of the Company do not retain a majority of the equity voting securities of the surviving entity, other than (x) a merger, conversion or other transaction the principal goal of which is to change the jurisdiction of incorporation of the Company, or (y) an equity security financing for the account of the Company in which capital stock of the Company is sold to one or more institutional investors.

“Double Trigger Termination” means: either (i) a termination of your employment by the Company without Cause within 12 months after a Change of Control; or (ii) termination of your employment by you for Good Reason within 12 months after a Change of Control.

“Reduction in Duties” means: (i) prior to a Change of Control, a material reduction by the Company in your duties, position, title, or responsibilities; and (ii) after a Change of Control, a material reduction by the Company in your duties and responsibilities. For the avoidance of doubt, if Visterra becomes a subsidiary, division or business unit as a result of a Change of Control and you are responsible for the leadership and/or management of that unit, this shall not be considered a Reduction in Duties. Moreover, if you receive a senior management position with the company that survives the Change of Control with responsibilities that are approximately commensurate with your responsibilities at Visterra prior to the Change of Control, then this also shall not be considered a Reduction in Duties.

(g) You will be eligible to participate in all employee benefit plans made generally available by the Company from time to time to its employees, subject to plan terms and generally applicable Company policies. These benefits, of course, may be modified or changed from time to time at the sole discretion of the Board, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.

(h) You will be entitled to earn vacation in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company, subject to entitlement of 5 weeks of vacation. Vacation may be taken subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time. One week per year of unused vacation may be carried forward into the subsequent year; however, unused vacation will not be allowed to be carried forward beyond such subsequent year.

(i) The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time. Any reimbursements shall be subject to the terms and conditions set forth in Exhibit A, Section 4.

4. Before You Start. Your employment with the Company is conditioned on your eligibility to work in the United States. On or before the Start Date, you must complete an I-9 Form and provide the Company with any of the accepted forms of identification specified on the I-9 Form. A copy of an I-9 Form is enclosed for your information. Please bring the appropriate documents listed on that form with you when you report to work.

5. Confidentiality and Other Obligations. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Given the confidential nature of various aspects of our business, you may not discuss the fact or terms of this Employment Offer Letter or any employment discussions with anyone other than a member of the Board and members of your immediate family (and, if relevant, your financial advisor or lawyer). In addition, as a condition of employment, you were required to carefully review and then sign the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement (collectively, the “Ancillary Agreements”) enclosed with this Employment Offer Letter. Your obligations under the Ancillary Agreements remain in full force and effect pursuant to the terms thereof.

6. Conflicting Agreements. You hereby represent and warrant to the Company that your signing of this agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court orders that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent. You agree that you were not an employee of any other company as of the Start Date.

7. Legal Fees. The Company will reimburse you for legal fees reasonably incurred by you in reviewing this agreement and the Ancillary Agreements.

8. Miscellaneous. This Employment Offer Letter and the Ancillary Agreements constitute our entire agreement regarding the terms and conditions of your employment with the Company. It supersedes any prior proposals, agreements, or other promises or statements (whether oral or written) regarding the terms of your employment. The terms of your employment shall be governed by the laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

[Signature page follows]

If the terms of this Employment Offer Letter are acceptable to you, please sign this letter in the place provided and return it to me no later than July 8, 2013. Your signature on the copy of this letter and your delivery of the signed copy to the Company will evidence your agreement with the terms and conditions set forth herein.

We are excited that you will lead the Visterra team as its CEO, and we look forward to continuing to work with you in this capacity. We are confident that you will make a major contribution to our unique and exciting enterprise.

Sincerely,

VISTERRA, INC.

/s/ Alan Crane
By:	Alan Crane, Chairman of the Board

Accepted and Agreed as of July 8, 2013

/s/ Brian J. G. Pereira
Brian J. G. Pereira, MD

Exhibit A

Payments Subject to Section 409A

1. Subject to this Exhibit A, any severance payments that may be due under the Employment Offer Letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the offer letter, as applicable:

(a) It is intended that each installment of the severance payments under the Employment Offer Letter provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Employment Offer Letter.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments due under the Employment Offer Letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in such offer letter; and

(ii) Each installment of the severance payments due under the Employment Offer Letter that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Employment Offer Letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

4. All reimbursements and in-kind benefits provided under the Employment Offer Letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in the Employment Offer Letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

April 15, 2015

Brian J. G. Pereira, MD

75 Arlington Street

Winchester, MA 01890

Re:	Amendment to Employment Offer Letter

Dear Brian:

Reference is made to that certain Employment Offer Letter dated July 6, 2013 between Visterra, Inc., a Delaware corporation (the “Company”), and you regarding the terms of your employment with the Company (the “Offer Letter”). This letter (the “Amendment”) confirms the agreement between the Company and you regarding an amendment to the Offer Letter.

•	Section 3(f) of the Offer Letter is hereby amended by deleting the second and third sentences thereof and inserting the following in lieu thereof:

“In addition, in the event of a Change of Control (as defined below), fifty percent (50%) of any unvested stock options that you hold as of such date will immediately vest and become exercisable in full. In the event of a Double Trigger Termination (as defined in this section below), (i) you will receive a severance benefit of twenty-four months base salary continuation plus your target bonus for each year, which amount will be paid in a lump sum within 45 days following the Double Trigger Termination, and (ii) your remaining unvested stock options will automatically become vested in full as of the date of your termination.”

•	Except as specifically provided herein, the Offer Letter remains in full force and effect and is not modified or amended hereby.

•	This Amendment will be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (other than choice-of-law provisions).

•	This Amendment may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile or “pdf” copy will have the same force and effect as execution of an original, and a facsimile or “pdf” signature will be deemed an original and valid signature. From and after the date of this Amendment, all references in the Offer Letter to “this agreement” or “this Agreement” or similar terms shall be deemed to be references to the Offer Letter as amended hereby.

**************

Please indicate your agreement with the above terms by signing below.

Very truly yours,

VISTERRA, INC.

By:	/s/ David Arkowitz
Name:	David Arkowitz
Title:	Chief Operating Officer and Chief Financial Officer

Accepted and Agreed as of April 15, 2015

/s/ Brian Pereira
Brian Pereira